Exhibit 21
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                             Ithaca Industries, Inc.


            Subsidiaries:

                  Robson Square 1800 Services Ltd.
                  Ithaca S.A.
                  Manufacturas Hondurenas S.A.
                  Modas Buena Vista, S.A.
                  Modas Hondurenas S.A.